Exhibit 77Q1 to Neuberger &
Berman Income Trust N-SAR 6/26/98

File Number:	811-7724
CIK Number:	0000905235

The following amendments
have been made to the By-Laws
of Neuberger & Berman Income Trust:

Sections 1 to 3 of Article X
relating to procedures designed
to address potential conflicts
of interest between Income
Managers Trust and Neuberger
& Berman Income Trust have
 been deleted and Section 4
 of Article X has been
renumbered as Section 1.

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DC-244708.01